Exhibit 10.1
Five Below, Inc.
1818 Market Street
Suite 2000
Philadelphia, PA 19103
p 215.546.7909
f 215-546-8099
www.fivebelow.com

October 29, 2017

David Makuen

Dear David:

On behalf of Five Below Merchandising, Inc. (the “Company”), I am proud to extend the offer of promotion to Executive Vice President, Marketing and Strategy. In this position, you will continue to report directly to the Chief Executive Officer. Your offer of promotion is expressly conditioned on approval by the Company’s Board of Directors and signing and returning this letter and the attached Confidential Information and Developments Agreement (the “Non-Disclosure Agreement”).

Your annual base salary will initially be $375,000, which will be paid every other week. All amounts payable under this agreement shall be subject to all applicable payroll deductions and all required withholdings. You will continue to be reviewed annually beginning in April 2019.

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Incentive Bonus: You will be eligible to participate in the Company’s Incentive Bonus plan for the 2017 fiscal year, to be paid in 2018, currently targeted at 60% of your annual salary. The amount of the bonus will depend on a combination of various measures including achieving Company profitability and sales, as well as your achievement of individual performance goals. To be eligible to receive the bonus you must remain actively employed on the date the bonus is paid.

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Annual Long-Term Incentive Plan:   In or around April 2018, you will receive an annual equity grant, pursuant to the Company’s long-term incentive program, with a grant value equal to $350,000, subject to your continued employment through such grant date. This equity grant will be delivered as a combination of performance based restricted stock units (“PRSUs”) and time based restricted stock units (“RSUs”). This grant will generally be subject to the same terms and conditions as applicable to the other senior executive officers of the Company.

•	Severance: You will be eligible to participate in the Company’s general severance plan.

(Note - bonus plans and equity awards are subject to change and could affect your future participation level in these plans.)

You will remain an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “cause” or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer.

As a Company employee, you will be expected to abide by the Company rules and regulations, and, in consideration of the increased salary and benefits provided in conjunction with this promotion, you will execute and comply with the Non-Disclosure Agreement attached hereto. This letter agreement supersedes any other offer letters, agreements or promises made to you by anyone, whether oral or written, provided, however, the terms of your existing benefits, vacation, and 401(k) plan shall remain unchanged.

If you have any questions regarding this offer, please contact me. If acceptable, please countersign and date this letter in the space provided below and return the original of this letter to me.

Sincerely,
/s/ Bill Clark
Bill Clark
Senior Vice President of Human Resources

I have read and understand the terms of this employment offer and I accept this offer as presented:

/s/ David Makuen                     10/29/17
David Makuen                                Date